Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

INDUS Realty Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$699,385,265.82 (1)	0.0001102	$77,072.26 (2)

Fees Previously Paid	—		—

Total Transaction Valuation	$699,385,265.82

Total Fees Due for Filing			$77,072.26

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$77,072.26

(1) Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of February 22, 2023, by and among IR Parent, LLC, IR Merger Sub II, Inc., and INDUS Realty Trust, Inc. (the “Company”).

(i)	Title of each class of securities to which the transaction applies: Common stock, par value $0.01 per share (“Common Stock”), of the Company.

(ii)	Aggregate number of securities to which the transaction applies: As of the close of business on March 28, 2023, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 11,007,004.50, which consists of:

a.	10,195,206 issued and outstanding shares of Common Stock;

b.	211,702 shares of Common Stock underlying Company Options with exercise prices below $67.00;

c.	30,786.82 shares of Common Stock underlying Company RSU Awards;
d.	53,562.68 shares of Common Stock underlying Company PSU Awards, subject to performance-based vesting based on maximum-level performance; and
e.	515,747 shares of Common Stock underlying the Company Warrant.

(iii)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on March 28, 2023, the underlying value of the transaction was calculated as the sum of:

a.	the product of 10,195,206 shares of Common Stock multiplied by the Merger Consideration of $67.00;

b.	the product of 211,702 shares of Common Stock subject to issuance pursuant to outstanding Company Options with exercise prices below $67.00, multiplied by $30.11 (which is the excess of $67.00 over $36.89, the weighted average exercise price of such Company Options);

c.	the product of 30,786.82 shares of Common Stock subject to issuance pursuant to outstanding Company RSU Awards multiplied by the Merger Consideration of $67.00;

d.	the product of 53,562.68 shares of Common Stock subject to issuance pursuant to outstanding Company PSU Awards, subject to performance-based vesting based on maximum-level performance, multiplied by the Merger Consideration of $67.00; and
e.	the product of 515,747 shares of Common Stock subject to issuance pursuant to the Company Warrant, multiplied by $8.30 (which is the excess of $67.00 over $58.70, the exercise price of such Company Warrant).

(such sum, the “Total Consideration”)

(2) In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.0001102.